Exhibit 5.1

JONES DAY

SILICON VALLEY OFFICE . 1755 EMBARCADERO ROAD . PALO ALTO, CALIFORNIA 94303

TELEPHONE: +1.650.739.3939 . FACSIMILE: +1.650.739.3900

November 1, 2019

Synaptics Incorporated

1251 McKay Drive

San Jose, California 95131

Re:	Registration Statement on Form S-8 filed by Synaptics Incorporated

Ladies and Gentlemen:

We have acted as counsel for Synaptics Incorporated, a Delaware corporation (the “Company”), in connection with the registration of (i) 2,630,000 shares (the “2019 Plan Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), which may be issued or delivered and sold pursuant to the Synaptics Incorporated 2019 Equity and Incentive Compensation Plan (the “2019 Incentive Plan”), and (ii) 1,500,000 shares (together with the 2019 Plan Shares, the “Shares”) of Common Stock which may be issued or delivered and sold pursuant to the Synaptics Incorporated 2019 Employee Stock Purchase Plan (together with the 2019 Incentive Plan, the “Plans”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plans and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with the Plans and the Award Agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plans and Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered or sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the Plans will be approved by the Board of Directors of the Company or an authorized committee thereof.

JONES DAY

November 1, 2019

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day